SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment #4)*

Georgia-Pacific Corporation
________________________________________________________
(Name of Issuer)


Timber Group Common Stock
_______________________________________________________
(Title of Class and Securities)

373298702
_______________________________________________________

(CUSIP Number of Class of Securities)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/X/	Rule 13d-1(b)
/ /	Rule 13d-1(c)
/ /	Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the

Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                  (Continued on following page(s))






CUSIP No. 373298702                                             13G
_____________________________________________________________________________
(1)  NAMES OF REPORTING PERSONS
     Southeastern Asset Management, Inc.      I.D. No. 62-0951781
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                              (a)
                                              (b) X
_____________________________________________________________________________
(3)  SEC USE ONLY
_____________________________________________________________________________
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Tennessee
_____________________________________________________________________________
                                   :(5) SOLE VOTING POWER
                                   :   (Discretionary Accounts)
NUMBER OF SHARES BENEFICIALLY      :      0 shares
OWNED BY EACH REPORTING PERSON     __________________________________________
WITH                               :(6) SHARED OR NO VOTING POWER

0 shares

                                     __________________________________________
                                   :(7) SOLE DISPOSITIVE POWER
                                        (Discretionary Accounts)
                                   :       0  shares
                                   __________________________________________
                                   :(8)  SHARED OR NO DISPOSITIVE POWER

                                   		0 shares
____________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
_____________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
      CERTAIN SHARES -X- See Items 4(c)(ii) and (iv)
_____________________________________________________________________________
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0  %
_____________________________________________________________________________
(12)  TYPE OF REPORTING PERSON
      IA
_____________________________________________________________________________



CUSIP No. 44107P104						13G
_____________________________________________________________________________
(1)  NAMES OF REPORTING PERSONS
 	Longleaf Partners Fund				I.D. No. 63-6147721
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                              (a)
                                              (b) X
_____________________________________________________________________________
(3)  SEC USE ONLY
_____________________________________________________________________________
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
 	Massachusetts Business Trust
_____________________________________________________________________________
                                   :(5) SOLE VOTING POWER
                                   :
NUMBER OF SHARES BENEFICIALLY      :      0 shares
OWNED BY EACH REPORTING PERSON     __________________________________________
WITH                               :(6) SHARED OR NO VOTING POWER

                                         0 shares
                                   __________________________________________
                                   :(7) SOLE DISPOSITIVE POWER

                                   :       0 shares
                                   __________________________________________
                                   :(8)  SHARED DISPOSITIVE POWER

                                   : 	0 shares (Shared)

_____________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
_____________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
      CERTAIN SHARES
_____________________________________________________________________________
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0  %
_____________________________________________________________________________
(12)  TYPE OF REPORTING PERSON
      IV
_____________________________________________________________________________




CUSIP No.  373298702                                     13G
_____________________________________________________________________________
(1)  NAMES OF REPORTING PERSONS
     O. Mason Hawkins                         I.D. No. ###-##-####
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                              (a)
                                              (b) X
_____________________________________________________________________________
(3)  SEC USE ONLY
_____________________________________________________________________________
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Citizen of United States
_____________________________________________________________________________
                                   :(5) SOLE VOTING POWER
                                   :   (Discretionary Accounts)
NUMBER OF SHARES BENEFICIALLY      :    0 shares
OWNED BY EACH REPORTING PERSON     __________________________________________
WITH                               :(6) SHARED VOTING POWER

                                   :    0 shares
                                   __________________________________________
                                   :(7) SOLE DISPOSITIVE POWER

                                   :    0 shares
                                   __________________________________________
                                   :(8) SHARED DISPOSITIVE POWER

                                   :    0 shares
_____________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None  (See Item 3 )
_____________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
      CERTAIN SHARES
_____________________________________________________________________________
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
_____________________________________________________________________________
(12)  TYPE OF REPORTING PERSON
      IN
_____________________________________________________________________________






The purpose of this filing is to disclose that the filing parties no longer own any of the Timber Group Common Stock of the Issuer, Georgia-Pacific Corporation. The face pages and Item 4 are hereby amended to show that no Securities are owned.


Item 4. Ownership:

     (a). Amount Beneficially Owned: (At 10/31/00)
            0 shares

     (b). Percent of Class:
            0.0  %



     (c). Number of shares as to which such person has:

          (i).   sole power to vote or to direct the vote:

                    0 shares

          (ii).  shared or no power to vote or to direct the vote:

Shared Power to Vote - 0

No Power to Vote - 0.


          (iii). sole power to dispose or to direct the disposition of:

                    0  shares

          (iv). shared or no power to dispose or to direct the disposition of:

			Shared Power - 0 shares

No Power - 0 shares.


Item 10. Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





                            Signatures

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated: November 7, 2001

                              Southeastern Asset Management, Inc.

                              By  /s/ Charles D. Reaves
 					_______________________________________________
Charles D. Reaves
                              Vice President and General Counsel

Longleaf Partners Fund
By Southeastern Asset Management, Inc., its Investment Advisor

                              By  /s/ Charles D. Reaves
 					_______________________________________________
Charles D. Reaves
                              Vice President and General Counsel

                              O. Mason Hawkins, Individually

                                /s/ O. Mason Hawkins
                              _______________________________________________

                       Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the Securities of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned hereby execute this Agreement as of November 7, 2001.

Southeastern Asset Management, Inc.

                              By  /s/ Charles D. Reaves
 					_______________________________________________
Charles D. Reaves
                              Vice President and General Counsel

Longleaf Partners Fund
					By Southeastern Asset Management, Inc., its
                              Investment Advisor
                              By  /s/ Charles D. Reaves
 					Vice President and  General Counsel
_______________________________________________
/s/Charles D. Reaves

                              O. Mason Hawkins, Individually

                                /s/ O. Mason Hawkins
                              _______________________________________________


1
TGP13G4.doc
SCHEDULE 13G - Georgia Pacific Corporation ("Issuer")
 Amendment #4, Timber Group Common Stock
7
TGP13G4.doc